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BDO        BDO Dunwoody LLP           102 - 100 Front Street
           Chartered Accountants      Penticton British Columbia Canada
           and Consultants            V2A 1H1
                                      Telephone: (250) 492-6020
                                      Fax: (250) 492-8110



               CONSENT OF CHARTERED ACCOUNTANTS


Burrard Technologies, Inc.
910 - 510 Burrard Street
Vancouver, B.C.
V6C 3A8


We hereby consent to the use in the Prospectus constituting part of this Registration Statement of our report dated September 13, 2000, relating to the financial statements of Burrard Technologies, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Interests of Named Experts and Counsel" in the Prospectus.


/s/ BDO Dunwoody LLP
Chartered Accountants

Penticton, British Columbia
December 19, 2000

    BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario